UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest reported): October 12, 2011

SKY DIGITAL STORES CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-52293	83-0463005
(State or other jurisdiction	Commission	(IRS Employer
of incorporation)	file number	Identification No.)

#8/F, South Block, Resouces Tech Building
1 Song Ping Shan Road, High-Tech Industrial Park
Nanshan District, Shenzhen
People’s Republic of China 518057

(Address of principal executive offices)

Registrant’s telephone number, including area code: 86 755 82718088

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 12, 2011, Shenzhen Donxon Mobile Communications Technologies Company Ltd. (“Donxon”), a wholly owned subsidiary of Sky Digital Stores Corp. (the “Company”) entered into an acquisition agreement (the “Agreement”) with Vaslink Technology Ltd. (“Vaslink”) and the sole shareholder of Vaslink to acquire Vaslink in consideration for Renminbi 7,500,000 yuan (approximately $1,179,245). Vaslink is a People’s Republic of China company engaged in the research, development, wholesale and retail of computer information technology, communications product, hardware and software in Guangzhou, People’s Republic of China.

Pursuant to the Agreement, the purchase price of Renminbi 7,500,000 yuan (approximately $1,179,245) shall be paid in the Company’s common stock, valued at $1.21 per share. The transfer of all the equity and assets of Vaslink shall be completed within five days after the execution of this Agreement. The payment of the Company’s common stock shall be made within five business days after the completion of the procedures for the equity transfer.

The foregoing description of the principal terms of the Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1, which is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Acquisition Agreement, dated October 12, 2011, among Shenzhen Donxon Mobile Communications Technologies Company Ltd., Vaslink Technology Ltd., and the shareholder of Vaslink Technology Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKY Digital Stores Corp.

Date: October 18, 2011	By:	/s/ Lin Xiangfeng
Lin Xiangfeng
Chief Executive Officer and Chairman

3